Exhibit 2.2

EXECUTION COPY

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is entered into as of September 16, 2011, by and among LendingTree, LLC, a Delaware limited liability company (“LendingTree”), Realestate.com, Inc, a Delaware corporation (collectively with LendingTree, “Seller”), and Market Leader, Inc., a Washington corporation (“Buyer”).  Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Purchase Agreement (as defined hereinafter).

RECITALS

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of September 15, 2011 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell, and Buyer has agreed to purchase, certain of the assets of Seller; and

WHEREAS, pursuant to the Purchase Agreement and effective as of the Closing Date, Seller desires to sell, transfer, convey and deliver to Buyer all of Seller’s right, title and interest in and to the Assets.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Sale and Transfer of Assets.  Effective as of the Closing, Seller hereby irrevocably sells, conveys, assigns and transfers to Buyer, free and clear of all Encumbrances, all of Seller’s right, title and interest in and to all of the Assets.  Buyer hereby purchases, acquires and accepts from Seller, the Assets.  For the avoidance of doubt, Seller shall not sell, assign, transfer, convey or deliver, and Buyer shall not purchase, acquire or accept, any Excluded Asset.

2.             Terms of the Purchase Agreement.  The sale and purchase hereunder is in accordance with and is subject to all of the terms, representations, warranties, covenants, agreements and limitations set forth in the Purchase Agreement, and all such terms, representations, warranties, covenants, agreements and limitations are incorporated herein by this reference.  The execution and delivery of this Bill of Sale by the parties hereto shall not in any way limit the rights and obligations, nor expand the representations, warranties, rights or obligations of the parties under the Purchase Agreement.  In the event of any conflict between the terms of this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall control.

3.             Governing Law.  This Agreement will be governed by and construed under the internal laws of the State of Delaware applicable to a contract made and performed in that state, without regard to choice of law or conflict of law principles.

4.             Jurisdiction; Venue.  The parties hereto agree that all actions or proceedings arising in connection with this Bill of Sale shall be initiated and tried exclusively in the State and Federal courts located in New York, New York.  The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Bill of Sale in any jurisdiction other than that specified in this Section 4.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in New York, New York shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Bill of Sale.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 4 in the manner set forth in Section 12.2 of the Purchase Agreement for the giving of notice.  Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by Applicable Law.

5.             Attorneys’ Fees.  If any Action is brought for the enforcement of this Bill of Sale, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Bill of Sale, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Action, in addition to any other relief to which it may be entitled.

6.             Execution of Agreement.  This Bill of Sale may be executed in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment.  Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes, and all such counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Bill of Sale as of  the date first written above.

“Seller”

LendingTree, LLC

By:	/s/ Douglas R. Lebda
Name:	Douglas R. Lebda
Title:	CEO

Realestate.com, Inc.

By:	/s/ Douglas R. Lebda
Name:	Douglas R. Lebda
Title:	President

“Buyer”

Market Leader, Inc.

By:	/s/ Ian Morris
Name:	Ian Morris
Title:	CEO

Signature Page to Bill of Sale